Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

June 15, 2017

Collegium Pharmaceutical, Inc.

780 Dedham Street, Suite 800

Canton, MA 02021

Re:              Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Collegium Pharmaceutical, Inc., a Virginia corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement covers an aggregate of 2,505,173 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), including (i) 2,004,138 shares of Common Stock  (the “2014 Plan Shares”) pursuant to the Company’s Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”), and (ii) 501,035 shares of Common Stock (the “2015 ESPP Shares”, and together with the 2014 Plan Shares, the “Shares”) pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “2015 ESPP”, and together with the 2014 Plan, the “Plans”).

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Second Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, the Plans and such other documents as we have deemed appropriate in rendering this opinion.  As to matters of fact, we have relied on representations of officers of the Company.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, other than by the Company or its officers, as originals and the authenticity of all documents submitted to us as copies of originals.  Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plans, as applicable, will be legally issued, fully paid and non-assessable.  This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

We express no opinion herein as to the law of any state or jurisdiction other than the Virginia Stock Corporation Act of the Commonwealth of Virginia, including statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Virginia and reported judicial decisions interpreting such laws of the Commonwealth of Virginia and the federal laws of the United States of America.

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Collegium Pharmaceutical, Inc.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP